                                            EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Third Quarter Fiscal 2025 Results
•Net sales $758 million, comparable to prior year
•Diluted EPS $0.32 vs. $1.62 in Q3 2024; adjusted diluted EPS $0.74 vs. $1.64 in Q3 2024
•Returned $47 million to shareholders through dividends in the first three quarters of fiscal 2025
•Company announces productivity improvement actions
ATLANTA, October 27, 2025 — Carter’s, Inc. (NYSE:CRI), North America’s largest and most-enduring apparel company exclusively for babies and young children, today reported its third quarter fiscal 2025 results.
“Our third quarter performance reflected continued improvement in U.S. Retail business demand as we achieved positive comparable sales and improved pricing for the second consecutive quarter,” said Douglas C. Palladini, Chief Executive Officer & President. “However, elevated product costs, in part due to the impact of higher tariffs, as well as additional investment, weighed meaningfully on our profitability.
“While we are steadying our business in 2025, there’s still meaningful work to do for Carter’s to unlock its full potential in terms of exceeding both consumer and shareholder expectations. Our team is acting decisively to improve the Company’s financial performance: Today we are announcing a significant acceleration of our productivity agenda. We are pursuing several initiatives, including closing low-margin retail stores, right-sizing our organization, and honing product choices, which we believe will generate significant savings, improve overall cost structure, and provide investment capacity as we establish the foundation to return to consistent, profitable growth going forward. In light of the difficult decisions being made to improve our performance, the Board of Directors and I have also decided to reduce our 2026 compensation.
“Our multi-channel business model affords Carter’s brands unparalleled availability and awareness, and deep consumer trust built over our 160-year legacy enables our position as the young children’s apparel market leader. I’m confident our new product, marketing, and consumer experience initiatives, which have begun to bear fruit, will further strengthen our market position in the years ahead.”

Adjustments to Reported GAAP Results
In addition to the results presented in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements, as presented below. The Company believes these non-GAAP financial measurements provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company’s underlying performance. These measures are presented for informational purposes only. See “Reconciliation of Adjusted Results to GAAP” section of this release for additional disclosures and reconciliations regarding these non-GAAP financial measures.
Third quarter and first three quarters of fiscal 2025 results included expenses related to organizational restructuring initiatives, operating model improvement costs, leadership transition costs, a non-cash charge for settlement of the OshKosh B’Gosh Pension Plan, and a tax charge associated with the termination of the Company’s deferred compensation plan. Adjustments made to the third quarter and first three quarters of fiscal 2024 results reflect a non-cash charge for a partial settlement of the OshKosh B’Gosh Pension Plan.

	Third Fiscal Quarter
	2025				2024
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$29.1	3.8%	$11.6	$0.32	$77.0	10.2%	$58.3	$1.62
Organizational restructuring	6.1		4.6	0.13	—		—	—
Operating model improvement costs	3.7		2.8	0.08	—		—	—
Leadership transition costs	0.5		0.4	0.01	—		—	—
Pension plan settlement	—		6.7	0.18	—		0.7	0.02
Deferred compensation plan termination	—		0.8	0.02	—		—	—
As adjusted	$39.4	5.2%	$26.8	$0.74	$77.0	10.2%	$59.0	$1.64

	First Three Fiscal Quarters
	2025				2024
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$59.2	3.0%	$27.6	$0.75	$171.5	8.6%	$124.0	$3.41
Operating model improvement costs	13.5		10.2	0.29	—		—	—
Leadership transition costs	7.7		7.0	0.19	—		—	—
Organizational restructuring	6.1		4.6	0.13	—		—	—
Pension plan settlement	—		6.7	0.19	—		0.7	0.02
Deferred compensation plan termination	—		0.8	0.02	—		—	—
As adjusted	$86.5	4.4%	$56.9	$1.57	$171.5	8.6%	$124.7	$3.43
Note: Results may not be additive due to rounding.
Consolidated Results
Third Quarter of Fiscal 2025 compared to Third Quarter of Fiscal 2024
Net sales decreased $0.6 million, or 0.1%, to $757.8 million, compared to $758.5 million in the third quarter of fiscal 2024, reflecting lower U.S. Wholesale segment sales, partially offset by growth in U.S.

Retail and International segment sales. U.S. Retail and International segment net sales increased 2.6% and 4.9%, respectively, while U.S. Wholesale segment net sales decreased 5.1%. U.S. Retail comparable net sales increased 2.0%. Changes in foreign currency exchange rates in the third quarter of fiscal 2025, as compared to the third quarter of fiscal 2024, had a negligible effect on consolidated net sales.
Operating income decreased $47.9 million, or 62.2% to $29.1 million, compared to $77.0 million in the third quarter of fiscal 2024. Operating margin decreased to 3.8%, compared to 10.2% in the prior year, reflecting higher tariff costs, investments in product make, lower unit volume, and investments in new stores, partially offset by higher pricing.
Adjusted operating income (a non-GAAP measure) decreased $37.7 million, or 48.9% to $39.4 million, compared to $77.0 million in the third quarter of fiscal 2024. Adjusted operating margin decreased to 5.2%, compared to 10.2% in the prior year period, principally due to the factors described above.
Net income was $11.6 million, or $0.32 per diluted share, compared to $58.3 million, or $1.62 per diluted share, in the third quarter of fiscal 2024. Third quarter fiscal 2025 net income included an $8.8 million ($6.7 million net of tax) non-cash charge for settlement of the OshKosh B’Gosh Pension Plan and a $0.8 million tax charge associated with the termination of a deferred compensation plan. Third quarter fiscal 2024 net income included a $0.7 million non-cash charge for a partial settlement of the OshKosh B’Gosh Pension Plan.
Adjusted net income (a non-GAAP measure) was $26.8 million, compared to $59.0 million in the third quarter of fiscal 2024. Adjusted earnings per diluted share (a non-GAAP measure) was $0.74, compared to $1.64 in the prior-year quarter.
First Three Quarters of Fiscal 2025 compared to First Three Quarters of Fiscal 2024
Net sales decreased $11.4 million, or 0.6%, to $1.97 billion, compared to $1.98 billion in the first three quarters of 2024, reflecting lower U.S. Wholesale segment sales, partially offset by higher International and U.S. Retail segment sales. U.S. Wholesale segment net sales decreased 3.9%, while International and U.S. Retail segment net sales increased 4.4% and 0.6%, respectively. U.S. Retail comparable net sales declined 0.3%. Changes in foreign currency exchange rates in the first three quarters of fiscal 2025, as compared to the first three quarters of fiscal 2024, had an unfavorable effect on consolidated net sales of approximately $9.7 million, or 0.5%.
Operating income decreased $112.3 million, or 65.5% to $59.2 million, compared to $171.5 million in the first three quarters of fiscal 2024. Operating margin decreased to 3.0%, compared to 8.6% in the prior year period, reflecting higher tariff costs, investments in product make, investments in new stores, operating model improvement costs, and increased performance-based compensation.

Adjusted operating income (a non-GAAP measure) decreased $85.0 million, or 49.6% to $86.5 million, compared to $171.5 million in the first three quarters of fiscal 2024. Adjusted operating margin decreased to 4.4%, compared to 8.6% in the prior year period, principally due to higher tariff costs, investments in product make, investments in new stores, increased provisions for performance-based compensation, and unfavorable foreign currency exchange rates.
Net income was $27.6 million, or $0.75 per diluted share, compared to $124.0 million, or $3.41 per diluted share, in the first three quarters of fiscal 2024. First three quarters fiscal 2025 net income included an $8.8 million ($6.7 million net of tax) non-cash charge for settlement of the OshKosh B’Gosh Pension Plan and a $0.8 million tax charge associated with the termination of a deferred compensation plan. First three quarters fiscal 2024 net income included a $0.7 million non-cash charge for a partial settlement of the OshKosh B’Gosh Pension Plan.
Adjusted net income (a non-GAAP measure) was $56.9 million, compared to $124.7 million in the first three quarters of fiscal 2024. Adjusted earnings per diluted share (a non-GAAP measure) was $1.57, compared to adjusted earnings per diluted share of $3.43 in the first three quarters of fiscal 2024.
Net cash used in operations in the first three quarters of fiscal 2025 was $136.3 million, compared to net cash provided by operations of $11.3 million in the first three quarters of fiscal 2024. The change in net cash from operating activities was primarily driven by lower earnings and higher inventory levels.
See “Reconciliation of Adjusted Results to GAAP” sections of this release for additional disclosures regarding non-GAAP measures.
Return of Capital
In the third quarter of fiscal 2025, the Company paid a cash dividend of $0.25 per common share totaling $9.1 million. In the first three quarters of fiscal 2025, the Company paid cash dividends totaling $47.2 million. No shares were repurchased in the first three quarters of fiscal 2025.
The Company’s Board of Directors will evaluate future distributions of capital, including dividends and share repurchases, based on a number of factors, including business conditions, the Company’s future financial performance, investment priorities, and other considerations.
Productivity Improvement Actions
As part of its ongoing transformation efforts, the Company has taken the following actions to right size its cost structure and improve productivity:
•Organizational restructuring: the Company plans to reduce its offices-based roles by approximately 300 positions, or 15%, by the end of 2025. The Company recorded a $6.1 million charge in its fiscal third quarter and expects to incur a $4 million to $5 million charge in the fourth quarter related to severance and outplacement services, to be paid in the first half of 2026. This action is expected to yield annualized savings of approximately $35 million beginning in 2026.
•Other SG&A reductions: the Company is targeting more than $10 million in annual spending reductions across a number of categories, with savings beginning in 2026.
•Store closures: the Company now plans to close approximately 150 stores at lease expiration in North America over the next three years, an increase from its previously-disclosed target of approximately 100 stores, with approximately 100 stores to be closed over the fiscal year 2025 and 2026 periods. The 150 stores collectively represent approximately $110 million in annual net sales on a last 12 months basis. When considering sales transfer to nearby Carter’s stores and online and the elimination of fixed store expenses, the net impact of the closures is expected to be accretive to the Company’s profitability.
The Company plans to reinvest a portion of the productivity-related savings described above in high return, growth-driving initiatives, to include demand creation.
Refinancing Update
In October 2025, the Company’s wholly-owned subsidiaries, The William Carter Company and The Genuine Canadian Corp., obtained commitments for a new five-year asset-based revolving credit facility with initial borrowing commitments of no less than $750 million, subject to the borrowing base under the new facility. The Company expects to close on the asset-based revolving credit facility in the fourth quarter of fiscal 2025.
The Company is also evaluating opportunities to refinance its existing $500 million in senior notes that mature in March 2027 and expects to share more details when appropriate.
2025 Business Outlook and Tariffs
The Administration has implemented significant new tariffs on products imported into the United States from a wide range of countries. These additional tariffs have begun to add substantially to the approximately $110 million in duties on imported product paid by the Company in fiscal 2024.
The Company estimates that Vietnam, Cambodia, Bangladesh, and India will collectively represent approximately 75%, and China less than 3%, of its product sourcing spend in fiscal year 2025. The Company has estimated the gross pre-tax earnings impact of additional import duties to be approximately $200 million to $250 million on an annualized basis. Over time, the Company intends to partially offset these additional costs through a combination of changes to its product assortments, cost sharing with its vendor partners, changes to the mix of its production by country, and raising prices to end consumers and its wholesale customers. In the fourth quarter of fiscal year 2025, the Company anticipates a net adverse impact to pre-tax income of approximately $25 million to $35 million related to additional tariffs.

As announced previously, given the ongoing and significant uncertainty surrounding incremental tariffs and potential related impact on the Company’s business, the Company has suspended its fiscal 2025 guidance.
Conference Call
The Company will hold a conference call with investors to discuss third quarter fiscal 2025 results and provide an update on its business on October 27, 2025 at 8:30 a.m. Eastern Daylight Time. To listen to a live webcast and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Events.” To access the call by phone, please preregister on https://register-conf.media-server.com/register/BI3fde58f3c3f34528a1b4be7c2e5a567a to receive your dial-in number and unique passcode.
A webcast replay will be available shortly after the conclusion of the call at ir.carters.com.
About Carter’s, Inc.
Carter’s, Inc. is North America’s largest and most-enduring apparel company exclusively for babies and young children. The Company’s core brands are Carter’s and OshKosh B’gosh, iconic and among the sector’s most trusted names. These brands are sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico, and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s also is the largest supplier of baby and young children’s apparel to North America’s biggest retailers. The Company’s Child of Mine brand is available exclusively at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company’s emerging brands include Little Planet, crafted with organic fabrics and sustainable materials, Otter Avenue, a toddler-focused apparel brand, and Skip Hop, baby essentials from tubs to toys. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
Statements in this press release that are not historical fact and use predictive words such as “estimates”, “outlook”, “guidance”, “expect”, “believe”, “intend”, “designed”, “target”, “plans”, “may”, “will”, “are confident” and similar words are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed in this press release. These risks and uncertainties include, but are not limited to, those disclosed in Part II, Item 1A. “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2025 and Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; risks related to public health crises; risks related to the organizational restructuring plan, including, but not limited to, our ability to achieve the expected savings from the plan and to fully implement the plan; risks related to consumer tastes and preferences, as well as fashion trends; the failure to protect our intellectual property; the diminished value of our brands, potentially as a result of negative publicity or unsuccessful branding and marketing efforts; delays, product recalls, or loss of revenue due to a failure to meet our quality standards; risks related to uncertainty regarding the future of international trade agreements and the United States’ position on international trade, as well as significant political, trade, and regulatory developments and other circumstances beyond our control; increased competition in the marketplace; financial difficulties for one or more of our major customers; identification of locations and negotiation of appropriate lease terms for our retail stores; distinct risks facing our eCommerce business; failure to forecast demand for our products and our failure to manage our inventory; increased margin pressures, including increased cost of materials and labor and our inability to successfully increase prices to offset these increased costs; continued inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; fluctuations in foreign currency exchange rates; unseasonable or extreme weather conditions; risks associated with corporate responsibility issues; our foreign sourcing arrangements; a relatively small number of vendors supply a significant amount of our products; disruptions in our supply chain, including increased transportation and freight costs; our ability to effectively source and manage inventory; problems with our Braselton, Georgia distribution facility; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data or a failure to implement new information technology systems successfully; unsuccessful expansion into international markets; failure to comply with various laws and regulations; failure to properly manage strategic initiatives; retention of key individuals; acquisition and integration of other brands and businesses; failure to achieve sales growth plans and profitability objectives to support the carrying value of our intangible assets; our continued ability to meet obligations related to our debt; our ability to close our new asset based lending facility within the timeframe we previously disclosed; changes in our tax obligations, including additional customs, duties or tariffs; our continued ability to declare and pay a dividend; volatility in the market price of our common stock; and the cost or effort required for our shareholders to bring certain claims or actions against us, as a result of our designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings. Except for any ongoing obligations to disclose material information as required by federal securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The inclusion of any statement in this press release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net sales	$757,836	$758,464	$1,972,975	$1,984,390
Cost of goods sold	416,208	402,450	1,058,497	1,030,249
Gross profit	341,628	356,014	914,478	954,141
Royalty income, net	5,428	5,740	14,008	14,959
Selling, general, and administrative expenses	317,963	284,714	869,246	797,572
Operating income	29,093	77,040	59,240	171,528
Interest expense	7,173	7,381	22,849	23,156
Interest income	(2,573)	(2,370)	(10,007)	(8,644)
Other expense (income), net (*)	882	350	(265)	1,028
Pension plan settlement (*)	8,777	949	8,777	949
Income before income taxes	14,834	70,730	37,886	155,039
Income tax provision	3,241	12,410	10,308	31,047
Net income	$11,593	$58,320	$27,578	$123,992

Basic net income per common share	$0.32	$1.62	$0.75	$3.41
Diluted net income per common share	$0.32	$1.62	$0.75	$3.41
Dividend declared and paid per common share	$0.25	$0.80	$1.30	$2.40
(*)Pension plan settlement charges for the fiscal quarter and three fiscal quarters ended September 28, 2024 have been reclassified to the Pension plan settlement line item. These charges were previously included in Other expense (income), net.

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended				Three Fiscal Quarters Ended
	September 27, 2025	% of Total Net Sales	September 28, 2024	% of Total Net Sales	September 27, 2025	% of Total Net Sales	September 28, 2024	% of Total Net Sales
Net sales:
U.S. Retail	$362,307	47.8%	$352,987	46.5%	$956,288	48.5%	$950,877	47.9%
U.S. Wholesale	283,805	37.4%	298,980	39.5%	726,899	36.8%	756,022	38.1%
International	111,724	14.8%	106,497	14.0%	289,788	14.7%	277,491	14.0%
Total consolidated net sales	$757,836	100.0%	$758,464	100.0%	$1,972,975	100.0%	$1,984,390	100.0%

Segment operating income(1):		Segment operating margin		Segment operating margin		Segment operating margin		Segment operating margin
U.S. Retail	$9,976	2.8%	$27,309	7.7%	$16,052	1.7%	$59,681	6.3%
U.S. Wholesale	43,998	15.5%	63,127	21.1%	126,369	17.4%	162,662	21.5%
International	9,172	8.2%	10,237	9.6%	12,564	4.3%	17,981	6.5%
	$63,146	8.3%	$100,673	13.3%	$154,985	7.9%	$240,324	12.1%

Items not included in segment operating income:		Consolida-ted operating margin		Consolida-ted operating margin		Consolida-ted operating margin		Consolida-ted operating margin
Unallocated corporate expenses (2)	$(23,767)	n/a	$(23,633)	n/a	$(68,465)	n/a	$(68,796)	n/a
Operating model improvement costs (3)	(3,669)	n/a	—	n/a	(13,469)	n/a	—	n/a
Leadership transition costs (4)	(500)	n/a	—	n/a	(7,694)	n/a	—	n/a
Organizational restructuring (5)	(6,117)	n/a	—	n/a	(6,117)	n/a	—	n/a
Consolidated operating income	$29,093	3.8%	$77,040	10.2%	$59,240	3.0%	$171,528	8.6%
(1)In fiscal 2024, the Company changed its measure of segment profitability to segment operating income. Segment operating income includes net sales, royalty income, and related cost of goods sold and selling, general, and administrative expenses attributable to each segment. Segment operating income excludes unallocated corporate expenses as well as specific charges that are not directly attributable to segment operations, including restructuring costs, operating model improvement costs, leadership transition costs, and impairment charges related to goodwill and indefinite-lived intangible assets, which were included in our previous measure of segment profitability. Prior period segment operating income for the fiscal quarter and first three fiscal quarters ended September 28, 2024 have been recast to conform to the current presentation.
(2)Unallocated corporate expenses include corporate overhead expenses that are not directly attributable to one of our business segments and include unallocated accounting, finance, legal, human resources, and information technology expenses, occupancy costs for our corporate headquarters, and other benefit and compensation programs, including performance-based compensation.
(3)Primarily related to third-party consulting costs.
(4)Related to costs associated with the transition of our former CEO, including accelerated vesting of outstanding time-based restricted stock awards.
(5)Related to charges for severance and other termination benefits as a result of organizational restructuring.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	September 27, 2025	December 28, 2024	September 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$184,190	$412,926	$175,536
Accounts receivable, net of allowance for credit losses of $12,026, $5,663, and $8,303, respectively	237,866	194,834	247,013
Finished goods inventories, net of inventory reserves of $12,347, $8,257, and $17,135, respectively	656,149	502,332	607,384
Prepaid expenses and other current assets	55,576	32,580	41,577
Total current assets	1,133,781	1,142,672	1,071,510
Property, plant, and equipment, net of accumulated depreciation of $599,467, $602,670, and $642,420, respectively	189,012	180,956	182,292
Operating lease assets	611,569	577,133	560,246
Tradenames, net	268,718	268,008	298,053
Goodwill	208,351	206,875	209,384
Customer relationships, net	20,993	23,543	24,440
Other assets	37,015	33,980	32,460
Total assets	$2,469,439	$2,433,167	$2,378,385

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$240,235	$248,200	$273,909
Current operating lease liabilities	150,548	130,564	130,140
Other current liabilities	110,907	130,052	80,059
Total current liabilities	501,690	508,816	484,108

Long-term debt, net	498,738	498,127	497,930
Deferred income taxes	41,200	38,210	48,890
Long-term operating lease liabilities	529,139	501,503	485,613
Other long-term liabilities	34,030	31,949	32,504
Total liabilities	$1,604,797	$1,578,605	$1,549,045

Commitments and contingencies

Shareholders’ equity:
Preferred stock; par value $0.01 per share; 100,000 shares authorized; none issued or outstanding	$—	$—	$—
Common stock, voting; par value $0.01 per share; 150,000,000 shares authorized; 36,518,637, 36,041,995, and 36,038,814 shares issued and outstanding, respectively	365	360	360
Additional paid-in capital	18,029	3,856	—
Accumulated other comprehensive loss	(28,107)	(43,678)	(32,361)
Retained earnings	874,355	894,024	861,341
Total shareholders’ equity	864,642	854,562	829,340
Total liabilities and shareholders’ equity	$2,469,439	$2,433,167	$2,378,385

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Three Fiscal Quarters Ended
	September 27, 2025	September 28, 2024
Cash flows from operating activities:
Net income	$27,578	$123,992
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	37,797	40,893
Amortization of intangible assets	2,781	2,778
Provision for excess and obsolete inventory, net	3,912	8,348
Loss on disposal of property, plant and equipment	21	235
Amortization of debt issuance costs	1,253	1,218
Stock-based compensation expense	18,667	13,976
Unrealized foreign currency exchange (gain) loss, net	(393)	307
Provision for credit losses	6,864	3,689
Unrealized gain on investments	(1,477)	(1,678)
Pension plan settlement	8,777	949
Deferred income taxes expense	879	6,416
Effect of changes in operating assets and liabilities:
Accounts receivable	(48,893)	(68,035)
Finished goods inventories	(153,621)	(83,268)
Prepaid expenses and other assets	(25,509)	(12,376)
Accounts payable and other liabilities	(14,946)	(26,125)
Net cash (used in) provided by operating activities	$(136,310)	$11,319

Cash flows from investing activities:
Capital expenditures	$(42,662)	$(39,637)
Net cash used in investing activities	$(42,662)	$(39,637)

Cash flows from financing activities:
Dividends paid	$(47,247)	$(87,345)
Repurchases of common stock	—	(50,526)
Withholdings from vesting of restricted stock	(4,489)	(7,569)
Proceeds from exercises of stock options	—	367
Other	(370)	—
Net cash used in financing activities	$(52,106)	$(145,073)

Net effect of exchange rate changes on cash and cash equivalents	2,342	(2,286)
Net decrease in cash and cash equivalents	$(228,736)	$(175,677)
Cash and cash equivalents, beginning of period	412,926	351,213
Cash and cash equivalents, end of period	$184,190	$175,536

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended September 27, 2025
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$318.0	42.0%	$29.1	3.8%	$3.2	$11.6	$0.32
Organizational restructuring (b)	(6.1)		6.1		1.5	4.6	0.13
Operating model improvement costs (c)	(3.7)		3.7		0.9	2.8	0.08
Leadership transition costs (d)	(0.5)		0.5		0.1	0.4	0.01
Pension plan settlement (e)	—		—		2.1	6.7	0.18
Deferred compensation plan termination (f)	—		—		(0.8)	0.8	0.02
As adjusted (a)	$307.7	40.6%	$39.4	5.2%	$7.1	$26.8	$0.74

	Three Fiscal Quarters Ended September 27, 2025
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$869.2	44.1%	$59.2	3.0%	$10.3	$27.6	$0.75
Operating model improvement costs (c)	(13.5)		13.5		3.2	10.2	0.29
Leadership transition costs (d)	(7.7)		7.7		0.7	7.0	0.19
Organizational restructuring (b)	(6.1)		6.1		1.5	4.6	0.13
Pension plan settlement (e)	—		—		2.1	6.7	0.19
Deferred compensation plan termination (f)	—		—		(0.8)	0.8	0.02
As adjusted (a)	$842.0	42.7%	$86.5	4.4%	$17.0	$56.9	$1.57

	Fiscal Quarter Ended September 28, 2024
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$284.7	37.5%	$77.0	10.2%	$12.4	$58.3	$1.62
Pension plan settlement (e)	—		—		0.2	0.7	0.02
As adjusted (a)	$284.7	37.5%	$77.0	10.2%	$12.6	$59.0	$1.64

	Three Fiscal Quarters Ended September 28, 2024
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$797.6	40.2%	$171.5	8.6%	$31.0	$124.0	$3.41
Pension plan settlement (e)	—		—		0.2	0.7	0.02
As adjusted (a)	$797.6	40.2%	$171.5	8.6%	$31.3	$124.7	$3.43

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, income tax, net income, and net income on a diluted share basis excluding the adjustments discussed above. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance. The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.
(b)Related to charges for severance and other termination benefits as a result of organizational restructuring.
(c)Primarily related to third-party consulting costs.
(d)Related to costs associated with the transition of our former CEO, including accelerated vesting of outstanding time-based restricted stock awards.
(e)Non-cash charges for settlement of the OshKosh B’Gosh Pension Plan.
(f)Incremental income tax impact resulting from the announced termination of the Company’s deferred compensation plan.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	35,443,712	35,301,131	35,388,596	35,616,875
Dilutive effect of equity awards	146	619	348	1,325
Diluted number of common and common equivalent shares outstanding	35,443,858	35,301,750	35,388,944	35,618,200
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$11,593	$58,320	$27,578	$123,992
Income allocated to participating securities	(305)	(1,210)	(1,118)	(2,401)
Net income available to common shareholders	$11,288	$57,110	$26,460	$121,591
Basic net income per common share	$0.32	$1.62	$0.75	$3.41
Diluted net income per common share:
Net income	$11,593	$58,320	$27,578	$123,992
Income allocated to participating securities	(305)	(1,210)	(1,118)	(2,401)
Net income available to common shareholders	$11,288	$57,110	$26,460	$121,591
Diluted net income per common share	$0.32	$1.62	$0.75	$3.41
As adjusted (a):
Basic net income per common share:
Net income	$26,846	$59,042	$56,898	$124,713
Income allocated to participating securities	(743)	(1,226)	(1,377)	(2,416)
Net income available to common shareholders	$26,103	$57,816	$55,521	$122,297
Basic net income per common share	$0.74	$1.64	$1.57	$3.43
Diluted net income per common share:
Net income	$26,846	$59,042	$56,898	$124,713
Income allocated to participating securities	(743)	(1,226)	(1,377)	(2,416)
Net income available to common shareholders	$26,103	$57,816	$55,521	$122,297
Diluted net income per common share	$0.74	$1.64	$1.57	$3.43

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $15.3 million and $29.3 million in after-tax expenses from these results for the fiscal quarter and three fiscal quarters ended September 27, 2025, respectively. The Company has excluded $0.7 million in after-tax expenses from these results for the fiscal quarter and three fiscal quarters ended September 28, 2024.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Three Fiscal Quarters Ended		Four Fiscal Quarters Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024	September 27, 2025
Net income	$11.6	$58.3	$27.6	$124.0	$89.1
Interest expense	7.2	7.4	22.8	23.2	31.0
Interest income	(2.6)	(2.4)	(10.0)	(8.6)	(12.4)
Income tax expense	3.2	12.4	10.3	31.0	24.6
Depreciation and amortization	13.8	14.4	40.6	43.7	54.8
EBITDA	$33.2	$90.2	$91.3	$213.2	$187.1

Adjustments to EBITDA
Organizational restructuring (a)	$6.1		$6.1	$—	$7.9
Operating model improvement costs (b)	3.7	$—	13.5	—	13.5
Leadership transition costs (c)	0.5	—	7.7	—	7.7
Pension plan settlement (d)	8.8	0.9	8.8	0.9	8.8
Intangible asset impairment (e)	—	—	—	—	30.0
Total adjustments	19.1	0.9	36.1	0.9	67.9
Adjusted EBITDA	$52.3	$91.1	$127.4	$214.2	$255.0

(a)Related to charges for severance and other termination benefits as a result of organizational restructuring.
(b)Primarily related to third-party consulting costs.
(c)Related to costs associated with the transition of our former CEO, including accelerated vesting of outstanding time-based restricted stock awards.
(d)Non-cash charges for settlement of the OshKosh B’Gosh Pension Plan.
(e)Non-cash impairment charge on the OshKosh indefinite-lived tradename asset.
Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (e) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency net sales on a consolidated and International segment basis for the fiscal quarter and three fiscal quarters ended September 27, 2025:

	Fiscal Quarter Ended
	Reported Net Sales September 27, 2025	Impact of Foreign Currency Translation	Constant-Currency Net Sales September 27, 2025	Reported Net Sales September 28, 2024	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$757.8	$(0.2)	$758.0	$758.5	(0.1)%	(0.1)%
International segment net sales	$111.7	$(0.2)	$111.9	$106.5	4.9%	5.1%

	Three Fiscal Quarters Ended
	Reported Net Sales September 27, 2025	Impact of Foreign Currency Translation	Constant-Currency Net Sales September 27, 2025	Reported Net Sales September 28, 2024	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$1,973.0	$(9.7)	$1,982.6	$1,984.4	(0.6)%	(0.1)%
International segment net sales	$289.8	$(9.7)	$299.4	$277.5	4.4%	7.9%

Note: Results may not be additive due to rounding.
The Company evaluates its net sales on both an “as reported” and a “constant currency” basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.